SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 5, 2008 (May 16, 2008)

CYBERDEFENDER CORPORATION
(Exact name of Company as specified in Charter)

California	333-138430	65-1205833
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

617 West 7th Street, Suite 401
Los Angeles, California 90017
(Address of Principal Executive Offices)

213-689-8631
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The following discussion provides only a brief description of the agreement described below. The discussion is qualified in its entirety by the full text of the agreement, which is attached hereto as an exhibit.

On May 16, 2008, we entered into an Agreement for Internet Advertising Agent Services (the “Agreement”) with WebMetro. WebMetro has been providing services to us as an advertising agent for approximately two years pursuant to an agreement that had expired. The purpose of the Agreement was to memorialize the terms pursuant to which WebMetro has been, and will be in the future, providing services to us.

During the term of the Agreement, WebMetro will provide pay per click Internet advertising and related services to us. In exchange for these services, we will pay WebMetro the greater of (i) a monthly fee calculated on a percentage of the revenues we earn plus a percentage of the cost of direct media purchases made on our behalf during the month or (ii) $3,000. We have also agreed to pay WebMedia a bonus of $10,000 when we achieve monthly revenues of $350,000, $450,000 and $550,000 and a bonus of $5,000 for every increment of $100,000 in monthly revenue we earn beyond the amount of $550,000. Finally, we and WebMetro have agreed to indemnify the other for losses arising from claims relating to the publication of content or information by the indemnifying party.

The Agreement has a term of 6 months although, if it is not cancelled in accordance with its terms, it will be automatically renewed for an additional 6 months upon expiration. During the initial 6 month term, we may cancel the Agreement by providing WebMetro with a 60 day notice of cancellation. Following the initial term, we may cancel the Agreement by providing WebMetro with a 30 day notice of cancellation. Either party may terminate the Agreement without notice for reasonable cause. Reasonable cause includes any significant material violation of the services, support or payment terms of the Agreement.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 Agreement for Internet Advertising Agent Services between WebMetro and CyberDefender Corporation and executed on May 16, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 5, 2008

CYBERDEFENDER CORPORATION

By:	/s/ Gary Guseinov
Gary Guseinov, Chief Executive Officer